EXHIBIT 99.1

Kroger Reports Record Fourth Quarter and Full Year 2012 Results
Q4 EPS of $0.88 and Full Year 2012 EPS of $2.77

Q4 ID Sales Up 3.0% Without Fuel

CINCINNATI, Ohio, March 7, 2013 — The Kroger Co. (NYSE: KR) today reported net earnings of $0.88 per diluted share and identical supermarket sales growth, without fuel, of 3.0% in the fourth quarter. The Company reported net earnings for fiscal year 2012 of $2.77 per diluted share and identical sales growth, without fuel, of 3.5%. The fourth quarter and full fiscal year earnings per share results include an $0.11 per diluted share benefit of a 53rd week (extra week).

The year’s strong results included:

•                  Record EPS that exceeded guidance by $0.07 per diluted share, on an adjusted basis (Table 6)

•                  EPS growth of 16% on an adjusted basis (Table 6)

•                  Increased rolling four quarters FIFO operating margin, excluding fuel, of 6 bps

•                  Record 52-week FIFO EBITDA

“Our associates delivered an outstanding year that underscores how our growing connection with customers remains the key to shareholder value creation,” said David B. Dillon, Kroger’s chairman and chief executive officer. “Kroger’s unique value offering of better service, great products and an enjoyable shopping experience with low prices continues to resonate with a full range of customers. The result is an industry-leading 37 consecutive quarters of positive identical sales growth.”

Details of Fourth Quarter 2012 Results

Sales and Earnings

Total sales increased 12.8% to $24.2 billion in the fourth quarter ended February 2, 2013. After adjusting for the extra week in the fourth quarter, total sales increased by 3.7% over the fourth quarter of fiscal 2011.

Net earnings for the fourth quarter totaled $461.5 million, or $0.88 per diluted share. LIFO was $0.09 per diluted share lower than estimated and a discrete tax item added $0.02 per diluted share to the results for the quarter. Excluding these benefits, Kroger exceeded fourth quarter earnings per diluted share expectations by $0.07.

On an adjusted basis (Table 6), net earnings per diluted share in the fourth quarter 2012 grew 22%.

Fourth Quarter Operating Results

FIFO gross margin decreased 43 basis points from the same period last year, excluding retail fuel operations and the extra week.

The company recorded a $41.2 million LIFO credit during the quarter compared to a $73.4 million LIFO charge in the same quarter last year.

Operating, general and administrative costs plus rent and depreciation, excluding retail fuel operations and the extra week, declined 70 basis points as a percent of sales compared to the prior year’s adjusted fourth quarter.

Fiscal Year 2012 Results

For the full 2012 fiscal year, total sales increased to $96.8 billion or 7.1% compared with the prior fiscal year. After adjusting for the extra week in fiscal 2012, total sales increased to $94.8 billion or 4.9% compared with the prior fiscal year.

Excluding fuel, total sales increased 6% over the same period last year. Further adjusting for the extra week, total sales excluding fuel increased 4%.

Net earnings for fiscal year 2012 totaled $1.50 billion, or $2.77 per diluted share. These results include LIFO being lower than the Company’s guidance by $0.08 per diluted share, the discrete tax item that added $0.02 per diluted share in the fourth quarter, and the $0.14 per diluted share benefit from the credit card settlement and a reduction in the UFCW pension accrual in the third quarter. Collectively, these totaled

$0.24 per diluted share and were not included in the Company’s guidance. As a result, Kroger exceeded the high end of its fiscal 2012 earnings per diluted share guidance by $0.07.

On an adjusted basis (Table 6), net earnings per diluted share in fiscal year 2012 grew 16%.

Kroger recorded a LIFO charge of approximately $55 million. The company’s fiscal 2011 LIFO charge was $216 million.

“We are very pleased with our full year 2012 results,” Mr. Dillon said. “We achieved strong sales and pharmacy results, plus controlled expenses well throughout the year. We delivered value to shareholders by increasing our dividend 30 percent and exceeding our own earnings per share guidance through the combination of solid operating results and share buybacks in 2012.”

Financial Strategy

Kroger’s strong financial position allowed the company to return more than $1.5 billion to shareholders through share buybacks and dividends in 2012. During the fourth quarter, Kroger repurchased 2.2 million common shares for a total investment of $57 million.

Capital investments, excluding acquisitions and purchases of leased facilities, totaled $2.0 billion for the year, compared to $1.9 billion in 2011.

Kroger recently began reporting return on invested capital, or ROIC. ROIC on a 52-week, rolling four quarters basis was 13.4%, compared to 13.4% during the same period last year.

Net total debt was $8.6 billion, an increase of $470.6 million from a year ago. Kroger’s net total debt to adjusted EBITDA ratio was 2.04, compared to 2.00 during the same period last year (Table 5).

Fiscal 2013 Annual Guidance

Full-year net earnings for fiscal 2013 are expected to range from $2.71 to $2.79 per diluted share. This equates to the Company’s long term growth rate of 8 — 11% from the adjusted fiscal 2012 earnings per diluted share of $2.52 (Table 6). Shareholder return will be further enhanced by a dividend of 2.0% to 2.5%, for a total shareholder return of approximately 10% to 13.5%.

Kroger anticipates identical supermarket sales growth, excluding fuel, of approximately 2.5% to 3.5% for fiscal year 2013.

During fiscal 2013, Kroger plans to use cash flow from operations to fund capital investments, pay dividends to shareholders, maintain its current debt rating and repurchase shares. We expect capital investments to be in the $2.1 to $2.4 billion range for the year.

“Kroger’s performance is the result of our associates’ hard work and commitment to making each day better for our customers,” Mr. Dillon said. “Building on the momentum of last year, we expect to deliver the growth in 2013 that we outlined at our investors meeting in October.”

Kroger, one of the world’s largest retailers, employs 343,000 associates who serve customers in 2,424 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 786 convenience stores, 328 fine jewelry stores, 1,169 supermarket fuel centers and 37 food processing plants in the U.S. Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations in the communities it serves. Kroger contributes food and funds equal to 160 million meals a year through more than 80 Feeding America food bank partners

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expected,” “will,” “expects,” “plan,” and “anticipates.” Our ability to achieve identical supermarket sales and earnings growth and earnings per share goals, as well as the timing that those earnings occur within the year, may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including nontraditional competitors, the aggressiveness of competition, and our response to these activities; unexpected changes in product costs; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions as well as fuel and food prices; the number of shares outstanding; the success of our future growth plans; goodwill impairment; changes in government funded benefit programs; volatility in our fuel margins; the effect of fuel costs on consumer spending; the effect of prescription drugs going off patent has on our sales and earnings; our expectations regarding our ability to obtain additional pharmacy sales from third party payors; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel.  In addition, any delays in opening new stores, failure to achieve tonnage growth as expected, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales also could be adversely affected by increased competition, and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products.  Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that adverse weather conditions and natural disasters disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation; and the benefits that we receive from the consolidation of the UFCW pension plans.  Our earnings per share results also will be affected by our ability to improve our operating results and our ability to repurchase shares under our repurchase program as expected.  Our capital investments, our plan to increase capital investments, and the number of projects that we complete, could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; our logistics and technology or store projects are not completed on budget or within the time frame projected; or if current operating conditions fail to improve, or worsen. Our plans to use cash flow from operations to fund capital investments, repurchase shares, pay dividends to shareholders, and maintain our current debt rating will depend on our ability to generate free cash flow and otherwise to have cash on hand, which will be affected by all of the factors identified above, as well as the extent to which funds can be used for those reasons while maintaining our debt rating.  Total shareholder return, and our ability to continue to reward shareholders in 2013 through increased earnings, quarterly dividends, and share repurchases, will be affected by all of the factors identified above, as well as the ability of the company to pay dividends from free cash flow as contemplated.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on March 7, 2013 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, March 7 through Thursday, March 21, 2013.

View 4th Quarter 2012 Reports:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT AND
NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. TO EBITDA

NET EARNINGS PER DILUTED SHARE EXCLUDING ADJUSTED ITEMS

RETURN ON INVESTED CAPITAL

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2012		2011		2012		2011
SALES	$24,153.1	100.00%	$21,405.8	100.00%	$96,751.3	100.00%	$90,374.4	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	19,101.0	79.08	16,955.9	79.21	76,858.2	79.44	71,494.6	79.11
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,689.0	15.27	4,338.7	20.27	14,849.7	15.35	15,344.6	16.98
RENT	157.2	0.65	144.1	0.67	628.4	0.65	619.0	0.68
DEPRECIATION AND AMORTIZATION	386.1	1.60	392.3	1.83	1,651.5	1.71	1,637.8	1.81

OPERATING PROFIT (LOSS)	819.8	3.39	(425.2)	(1.99)	2,763.5	2.86	1,278.4	1.41

INTEREST EXPENSE	112.3	0.46	100.5	0.47	462.0	0.48	434.9	0.48

NET EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE	707.5	2.93	(525.7)	(2.46)	2,301.5	2.38	843.5	0.93

INCOME TAX EXPENSE (BENEFIT)	238.8	0.99	(220.3)	(1.03)	793.8	0.82	247.4	0.27

NET EARNINGS (LOSS) INCLUDING NONCONTROLLING INTERESTS	468.7	1.94	(305.4)	(1.43)	1,507.7	1.56	596.1	0.66

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	7.2	0.03	1.5	0.01	11.2	0.01	(6.0)	(0.01)

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$461.5	1.91%	$(306.9)	(1.43)%	$1,496.5	1.55%	$602.1	0.67%

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.89		$(0.54)		$2.78		$1.01

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	513.8		565.0		533.4		589.6

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.88		$(0.54)		$2.77		$1.01

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	517.5		565.0		536.6		593.2

Note: Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)              Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)             A LIFO credit of $(41.2) and a LIFO charge of $73.4 were recorded in the fourth quarters of 2012 and 2011, respectively.  For the year to date period, LIFO charges of $55.0 and $215.7 were recorded for 2012 and 2011, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	February 2,	January 28,
	2013	2012

ASSETS
Current Assets
Cash	$237.1	$181.2
Temporary cash investments	0.8	6.3
Deposits in-transit	955.2	786.3
Receivables	1,051.5	949.2
Inventories	5,145.7	5,114.1
Prepaid and other current assets	568.3	287.5

Total current assets	7,958.6	7,324.6

Property, plant and equipment, net	14,881.5	14,464.1
Goodwill	1,234.2	1,137.9
Other assets	577.2	548.7

Total Assets	$24,651.5	$23,475.3

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$2,699.9	$1,314.6
Trade accounts payable	4,523.8	4,328.8
Accrued salaries and wages	977.0	1,055.9
Deferred income taxes	283.7	189.7
Other current liabilities	2,538.9	2,215.2

Total current liabilities	11,023.3	9,104.2

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	6,174.9	6,825.8
Adjustment to reflect fair-value interest rate hedges	4.4	23.7
Long-term debt including obligations under capital leases and financing obligations	6,179.3	6,849.5

Deferred income taxes	798.1	646.7
Pension and postretirement benefit obligations	1,295.9	1,392.5
Other long-term liabilities	1,144.1	1,515.6

Total Liabilities	20,440.7	19,508.5

Shareowners’ equity	4,210.8	3,966.8

Total Liabilities and Shareowners’ Equity	$24,651.5	$23,475.3

Total common shares outstanding at end of period	514.0	561.3
Total diluted shares year-to-date	536.6	593.2

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,507.7	$596.1
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,651.5	1,637.8
LIFO charge	55.0	215.7
Stock-based employee compensation	81.6	81.2
Expense for Company-sponsored pension plans	88.5	69.6
Asset impairment charges	17.9	36.5
Deferred income taxes	176.1	30.6
Other	16.9	7.9
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(168.9)	(120.2)
Receivables	(125.7)	(62.6)
Inventories	(78.4)	(361.1)
Prepaid expenses	(257.1)	51.9
Trade accounts payable	57.9	82.2
Accrued expenses	78.4	216.3
Income taxes receivable and payable	163.6	(106.2)
Contribution to Company-sponsored pension plan	(71.0)	(51.7)
Other	(358.8)	334.5

Net cash provided by operating activities	2,835.2	2,658.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital investments	(2,063.9)	(1,897.8)
Payments for acquisitions	(122.4)	(51.0)
Proceeds from sale of assets	49.3	50.7
Other	(47.6)	(10.3)

Net cash used by investing activities	(2,184.6)	(1,908.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	3.7	1.7
Proceeds from issuance of long-term debt	863.3	452.7
Payments on long-term debt	(1,445.1)	(547.4)
Net borrowings on commercial paper / credit facility	1,274.6	370.0
Dividends paid	(267.0)	(257.4)
Excess tax benefits on stock-based awards	8.0	9.1
Proceeds from issuance of capital stock	110.5	118.2
Treasury stock purchases	(1,260.6)	(1,546.6)
Increase in book overdrafts	120.8	19.2
Other	(8.4)	(6.7)

Net cash used by financing activities	(600.2)	(1,387.2)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	50.4	(637.1)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	187.5	824.6
END OF QUARTER	$237.9	$187.5

Reconciliation of capital investments:
Payments for capital investments	$(2,063.9)	$(1,897.8)
Changes in construction-in-progress payables	(5.4)	(60.4)
Total capital expenditures	$(2,069.3)	$(1,958.2)

Disclosure of cash flow information:
Cash paid during the year for interest	$438.3	$456.8
Cash paid during the year for income taxes	$468.2	$295.6

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2012	2011 (b)	2012	2011 (b)

INCLUDING FUEL CENTERS	$21,800.0	$21,069.8	$86,800.5	$83,071.9
EXCLUDING FUEL CENTERS	$18,583.3	$18,047.3	$72,561.6	$70,086.6

INCLUDING FUEL CENTERS	3.5%	7.1%	4.5%	9.2%
EXCLUDING FUEL CENTERS	3.0%	4.9%	3.5%	4.9%

(a)         Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)         Identical sales for the fourth quarter of 2011 and year-to-date 2011 were adjusted to a 13 and 53 week basis, respectively.

Table 5.  Reconciliation of Total Debt to Net Total Debt and

Net Earnings Attributable to The Kroger Co. to EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the fourth quarter of 2012 to the balance in the fourth quarter of 2011.

	February 2,	January 28,
	2013	2012	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$2,699.9	$1,314.6	$1,385.3
Face-value of long-term debt including obligations under capital leases and financing obligations	6,174.9	6,825.8	(650.9)
Adjustment to reflect fair-value interest rate hedges	4.4	23.7	(19.3)

Total debt	$8,879.2	$8,164.1	$715.1

Less: Temporary cash investments	0.8	6.3	(5.5)
Less: Prepaid Benefit Payments	250.0	—	250.0

Net total debt	$8,628.4	$8,157.8	$470.6

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to EBITDA, as defined in the Company’s credit agreement (“EBITDA”), for 2012 and 2011 on a 52 week basis.

	YEAR-TO-DATE
	February 2,	January 28,
	2013	2012

Net earnings attributable to The Kroger Co. on a 53 week basis in fiscal year 2012	$1,496.5	$602.1
LIFO	55.0	215.7
Depreciation and amortization	1,651.5	1,637.8
Interest expense	462.0	434.9
Income tax expense	793.8	247.4
UFCW pension plan consolidation charge	—	952.6
UFCW consolidated pension plan liability and credit card settlement adjustments	(114.9)	—
53rd week EBITDA adjustment	(99.1)	—
Other	(5.3)	(4.0)

EBITDA	$4,239.5	$4,086.5

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.04	2.00

Table 6. Net Earnings Per Diluted Share Excluding the Adjusted Items Below

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share of certain items described below.  This includes an adjustment to the 2011 LIFO charge to make it comparable to the 2012 LIFO charge.  We manage the Company without regard to the LIFO charge, so we believe it is important to understand net earnings per diluted common share trends without the effects of the changes in this amount.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  In 2012, these items include a reduction to the Company’s UFCW consolidated pension plan liability and the receipt of a credit card litigation settlement payment.  In 2011, the item includes a charge that was recorded due to the consolidation of several Multi-Employer Pension Plans into the UFCW consolidated plan.

	FOURTH QUARTER	FOURTH QUARTER	YEAR-TO-DATE	YEAR-TO-DATE
	2012	2011	2012	2011

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$461.5	$(306.9)	$1,496.5	$602.1

UFCW PENSION PLAN CONSOLIDATION CHARGE (a) (e)	—	590.7	—	590.7

UFCW CONSOLIDATED PENSION PLAN LIABILITY AND CREDIT CARD SETTLEMENT ADJUSTMENTS (b) (e)	—	—	(74.1)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTED ITEMS ABOVE	$461.5	$283.8	$1,422.4	$1,192.8

53RD WEEK ADJUSTMENT (c) (e)	(58.4)	—	(58.4)	—

EFFECT OF MAKING THE 2011 LIFO CHARGE COMPARABLE TO THE 2012 LIFO CHARGE (d) (e)	—	73.3	—	102.9

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTED ITEMS ABOVE, THE 53RD WEEK ADJUSTMENT AND THE LIFO ADJUSTMENT	$403.1	$357.1	$1,364.0	$1,295.7

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.88	$(0.54)	$2.77	$1.01

UFCW PENSION PLAN CONSOLIDATION CHARGE (f)	—	1.04	—	0.99

UFCW CONSOLIDATED PENSION PLAN LIABILITY AND CREDIT CARD SETTLEMENT ADJUSTMENTS (f)	—	—	(0.14)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTED ITEMS ABOVE	$0.88	$0.50	$2.63	$2.00

53RD WEEK ADJUSTEMENT (f)	(0.11)	—	(0.11)	—

EFFECT OF MAKING THE 2011 LIFO CHARGE COMPARABLE TO THE 2012 LIFO CHARGE (f)	—	0.13	—	0.17

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTED ITEMS ABOVE, THE 53RD WEEK ADJUSTMENT AND THE LIFO ADJUSTMENT	$0.77	$0.63	$2.52	$2.17

PERCENT INCREASE	22.2%		16.1%

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	517.5	568.6	536.6	593.2

(a)             The pre-tax UFCW pension plan consolidation charge was $952.6.

(b)             The pre-tax UFCW consolidated pension plan liability and credit card settlement adjustments were $114.9.

(c)              The pre-tax 53rd week adjustment was $91.3.

(d)             The pre-tax adjustment to make 2011 LIFO charge comparable to the 2012 LIFO charge was $114.6 in the fourth quarter of 2011 and $160.7 in fiscal year 2011.

(e)              The amounts presented represent the after-tax effect of each adjustment.

(f)               The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness of deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital for 2012 and 2011 on a 52 week basis.

	YEAR-TO-DATE
	February 2,	January 28,
	2013	2012
Return on Invested Capital
Numerator (a)
Operating profit on a 53 week basis in fiscal year 2012	$2,763.5	$1,278.4
LIFO charge	55.0	215.7
Depreciation and amortization	1,651.5	1,637.8
Rent on a 53 week basis in fiscal year 2012	628.4	619.0
53rd week rent adjustment	(12.1)	—
UFCW pension plan consolidation charge	—	952.6
UFCW consolidated pension plan liability and credit card settlement adjustments	(114.9)	—
53rd week operating profit adjustment	(99.1)	—

Adjusted operating income on a 52 week basis	$4,872.3	$4,703.5

Denominator (b)
Average total assets	$24,063.3	$23,489.8
Average taxes receivable (c)	(22.0)	(21.0)
Average LIFO reserve (d)	1,070.6	935.3
Average accumulated depreciation and amortization	14,051.1	13,087.6
Average trade accounts payable	(4,426.1)	(4,277.7)
Average accrued salaries and wages	(1,016.4)	(971.8)
Average other current liabilities (e)	(2,313.3)	(2,151.1)
Rent * 8	4,930.4	4,952.0

Average invested capital	$36,337.6	$35,043.1

Return on Invested Capital	13.4%	13.4%

(a)         Represents year-to-date results for the periods noted.

(b)   Represents the average of amounts at the beginning and end of the year.

(c)   Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)   LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)   The calculation of average other current liabilities excludes accrued income taxes.